In accordance with SEC rules regarding the delisting of securities on any exchange, as required by Exchange Act
Rule 12d2-2 ( c) (3) the CHX provides
the following information. The Chicago Stock
Exchange (CHX) has delisted the common stock of HartMarx Corp.from listing and registration. HTMX will cease trading on the CHX at the close August 19, 2010.
For further information, please
contact the Listing Department at 312 663 2581

Listing Contact Information
Eileen Daut
The Chicago Stock Exchange
440 S. LaSalle Street
Chicago, IL 60605
312.663.2581
edaut@chx.com